EXHIBIT 10.28

CONSULTING AGREEMENT

EFFECTIVE DATE: April 17, 2003

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between CYPRESS BIOSCIENCE, INC. (“Client”), a Delaware corporation, and Martin Keller, M.D., (“Consultant”).

1. Engagement of Services. Client requests consultant’s assistance on additional projects, above and beyond Consultant’s Board of Directors commitment.

2. Compensation. Client will pay Consultant the fee of $2,000 per day, for days exceeding Board commitment. In addition, Client will grant Consultant options to purchase fifty thousand (50,000) shares of Client’s common stock (the “Options”) in addition to the options granted under the Prior Agreements. The grant of the Options is subject to Board approval and to fifty thousand (50,000) shares of Client’s common stock being available for issuance under Client’s option plans and will therefore be formally granted at the first Board of Directors meeting subsequent to the Effective Date at which options to purchase fifty thousand (50,000) shares of Client’s common stock are available for issuance under Client’s option plans. The price of the Options will be the fair market value on the date of grant, as defined by the option plan. The Options shall become fully vested upon the completion of a significant strategic collaboration with a third party (other than Pierre Fabre) with respect to the compound milnacipran; provided, that such collaboration is completed within 2 years from the date of grant of the options, and will be subject to all other terms in Client’s standard non-qualified stock option agreement. Such vesting date will be determined in the sole discretion of the Board of Directors based on its assessment. Consultant will be reimbursed only for expenses which have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Payment of Consultant’s fees and expenses will be in accordance with terms and conditions set forth in the applicable Project Assignment. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis for work which has been completed. The Client has the right to report on and withhold taxes on your compensation under this Agreement in compliance with local, state and federal tax regulations. Your taxpayer identification number is ###-##-####.

3. Ownership of Work Product. Consultant hereby assigns to Client all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, the copyright assignment.

4. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors), and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees)

arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 4.

5. Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Client unless specifically requested or authorized in writing to do so by a Client officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

6. Confidential Information. Consultant agrees to hold Client’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section 6 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Client; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Client; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by Client; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Client; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Client; or (f) was communicated by Client to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client are the sole and exclusive property of Client or its suppliers or customers.

Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the such Confidential Information.

7. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

8. Term and Termination.

8.1 Term. The initial term of this Agreement is for two (2) year from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. An executed copy of this agreement by Consultant must be returned to the Client within thirty (30) days of the Effective Date or this agreement will become null and void.

8.2 Termination by Client. Except during the term of a Project Assignment, Client may terminate this Agreement with or without cause, at any time upon fifteen (15) days prior written notice to Consultant. Client also may terminate this Agreement or any Project Assignment: (i) upon thirty (30) days written notice in the event of a material breach by Consultant of this Agreement or any Project Assignment, provided that, such breach remains uncured at the end of such thirty (30) day period; (ii) immediately in its sole discretion upon Consultant’s material breach of Sections 6 (“Confidential Information”); or (iii) upon sixty (60) days written notice.

8.3 Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Representations and Warranties”), and 6 (“Confidential Information”) will survive any termination or expiration of this Agreement.

9. Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Client’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.

10. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

11. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

12. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13. Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“CLIENT” CYPRESS BIOSCIENCE, INC. Tel: (858) 452-2323 Fax: (858) 452-1222	“CONSULTANT” 22 KIRKSTALL ROAD NEWTON, MA 02160

By: /s/ Sabrina Johnson Name: Sabrina Johnson Title: CFO	By: /s/ Martin Keller, M.D. Name: Martin Keller, M.D. Title: Consultant

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